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                                                                   EXHIBIT 10.22

                                           *** TEXT OMITTED AND FILED SEPARATELY
                                    PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST
                                            UNDER 17 C.F.R. SECTION 200.80(b)(4)
                                               AND RULE 406 UNDER THE SECURITIES
                                                         ACT OF 1933, AS AMENDED


                             COLLABORATION AGREEMENT

      THIS COLLABORATION AGREEMENT (the "AGREEMENT") is made and entered into as of August 20, 2004 (the "SIGNING DATE") by and between STRUCTURAL GENOMIX, INC. located at 10505 Roselle Street, San Diego, CA 92121 ("SGX"), and F. HOFFMANN-LA ROCHE LTD, located at Grenzacherstrasse 124, 4070 Basel, Switzerland, and HOFFMANN-LA ROCHE INC., located at 340 Kingsland Street, Nutley, New Jersey 07110, USA ( "ROCHE"). SGX and Roche may be referred to herein individually as a "Party" and collectively as the "Parties."

                                   BACKGROUND

      WHEREAS, SGX is in the business of structure directed drug discovery;

      WHEREAS, Roche is in the business of discovering, developing, manufacturing and commercializing pharmaceuticals;

      WHEREAS, SGX and Roche wish to enter into a collaborative research program to identify and generate lead compounds against certain targets; and

      NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties hereby agree as follows:

1.    DEFINITIONS

      1.1   "Affiliate" means

            (a) an organization, which directly or indirectly controls a party to this Agreement;

            (b) an organization, which is directly or indirectly controlled by a party to this Agreement;

            (c) an organization, which is controlled, directly or indirectly, by the ultimate parent company of a party.

Control as per 1.1 (a) to 1.1(c) is defined as owning more than fifty percent of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization. With respect to Roche the term "Affiliate" shall not include Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990, U.S.A. ("Genentech") or Chugai Pharmaceutical Co., Ltd, 1-9, Kyobashi 2-chome, Chuo-ku, Tokyo, 104-8301, Japan ("Chugai"), respectively,
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unless Roche opts for such inclusion of Genentech and/or Chugai by giving written notice to SGX.

      1.2 "Clinical Candidate Selection" means the first dose in an animal GLP toxicology study.

      1.3 "Collaboration" means the activities conducted by the Parties in connection with the Collaboration Plan.

      1.4 "Collaboration Plan" means the plan of research attached as Exhibit A to this Agreement, as may be amended from time to time by the JSC in accordance with Section 2.6.

      1.5 "Collaboration Product" means any product that comprises or contains or is developed or manufactured based on a Licensed Compound.

      1.6 "Collaboration Target" means the protein target known as [...***...], or the additional target selected pursuant to Section 2.4. D).

      1.7 "Commercially Reasonable Efforts" mean efforts consistent with those generally utilized by companies of a similar size for their own internally developed pharmaceutical products of similar market potential, at a similar stage of their product life taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other relevant factors. With respect to Roche, it is understood that such Product potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations. Notwithstanding the foregoing, the Parties also acknowledge that Roche (and its Affiliates) do not always seek to market its own products in every such country or seek to obtain regulatory approval in every such country or for every potential indication. As a result, the exercise by Roche of Commercially Reasonable Efforts is to be determined by judging its efforts taken as a whole.

      1.8 "Controls" or "Controlled" means possession of the ability to grant the licenses or sublicenses as provided for herein, without violating the terms of any agreement or other arrangement with a Third Party.

      1.9 "Derived Compound" means an analog, homolog, isomer, isostere or other derivative that Roche makes from, derives from or bases upon any compound within the Early Lead Series by one or more modifications that results in a compound having a superior profile against an [...***...] target, in one or more respects, as a candidate for further development than the compound within the Early Lead Series from which it is derived and which is identified, by or on behalf of Roche or any of its Affiliates or sub-licensEeS during the Term of the Collaboration or within [...***...] ([...***...]) years after the Term of the Collaboration ends. The term "Derivative" shall not include any derivatives made by Roche or any of its Affiliates or sub-licensees without the use of SGX BackgroUnD Technology.

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      1.10  "Development Event" means any of the events described in Section
3.3.

      1.11 "Early Lead Series" means the collection of compounds within a single chemical series identified in the course of the Collaboration either: (a)
(i) which contains compounds that satisfy the criteria described in Part 1 of Exhibit B, (ii) in which each of the criteria in Part 2 of Exhibit B are covered by compounds within the series taken as a whole (but not necessarily by any one compound), and (iii) is designated by the JSC as an "Early Lead Series" under
Section 2.4(a); or (b) which is designated by the JSC as an "Early Lead Series" under Section 2.4(b).

      1.12  "Effective Date" means October 1, 2004.

      1.13 "First Commercial Sale" means the first sale of a Collaboration Product to a Third Party following the receipt of any Regulatory Approval required for the sale of Collaboration Product.

      1.14  "Fragment" means a compound used in the SGX FAST(TM) screen.

      1.15 "Initiation" means the first dosing of the first patient in the applicable clinical study.

      1.16  "JSC" has the meaning ascribed such term in Section 2.6.

      1.17 "Know-How" means all ideas, inventions, instructions, designs, processes, formulas, software, materials, methods, processes, techniques, and data and all intellectual property rights therein. 1.18 "Licensed Compound" means a compound within an Early Lead Series or a Derived Compound.

      1.19 "Net Sales" "Adjusted Gross Sales" means the amount of gross sales of the Product invoiced by Roche, its Affiliates and its sub-licensees to independent third parties less deductions of returns (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Product sold, withdrawals and recalls) and return reserves, rebates (price reductions, rebates to social and welfare systems, charge backs and charge back reserves, government mandated rebates and similar types of rebates e.g., P.P .R.S, Medicaid), cash discounts, volume (quantity) discounts granted at the time of invoice, taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount). "Net Sales" means the amount calculated by subtracting from the amount of Adjusted Gross Sales a lump sum deduction of [...***...] percent ([...***...]%) of Adjusted Gross Sales in lieu of those sales related deductions which are not accounted for on a product by product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt, discounts granted later than at the time of invoicing). Notwithstanding the foregoing, amounts received by Roche, its Affiliates and sub-licensees for the sale of Product among Roche, its Affiliates or sub-licensees for resale shall not be included in the computation of Adjusted Gross Sales and Net Sales.


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      1.20  "Patent Rights" means patent applications filed in any country worldwide, including provisionals, utilities, continuations (in whole or in part), divisionals, reissues, reexaminations, and foreign counterparts thereof, any patents issued on such applications and any extensions of term, registrations or confirmations of such patents. 1.21 "Phase 1", "Phase 2" and "Phase 3" means Phase 1, Phase 2 and Phase 3 clinical trials, respectively, in each case as prescribed by the U.S. Food and Drug Administration or any successor entity (the "FDA"), and agencies of other governments of other countries having similar jurisdiction over the development, manufacturing and marketing of pharmaceuticals.

      1.22 "Regulatory Approval" means the approval of the U.S. Food and Drug Administration or any regulatory body with similar regulatory authority in any other jurisdiction in the world, necessary for the marketing and sale of a pharmaceutical or biotechnology product in the United States, one or more countries in the European Union or Japan 1.23 "Roche Background Technology" means Patent Rights and Know-How which are owned or Controlled by Roche on the Effective Date or during the Term of the Collaboration and are necessary for the conduct of the Collaboration, including without limitation, Roche Materials.

      1.24 "Roche Materials" means all biological and chemical materials, including but not limited to the biological and chemical materials embodying the Collaboration Target, any protein, clone or vector used to express the Collaboration Target, assay protocols and materials, and any compounds provided by Roche to SGX for the purpose of performing the Collaboration Plan.

      1.25  "Royalty Term" means the obligation of Roche to pay royalties under
Section 3.4 shall continue for each Collaboration Product on a Collaboration Product-by-Collaboration Product and country-by-country basis, until the later of (i) the expiry of the last Valid Claim in such country claiming such Collaboration Product and (ii) [...***...] years after the First Commercial Sale of such Collaboration Product. With regard to the calculation of the [...***...] year period, the EU shall be considered as one country.

      1.26 "SGX Background Technology" means Patent Rights and Know-How which are owned or Controlled by SGX on the Effective Date or during the Term of the Collaboration and are necessary for the conduct of the Collaboration or the exercise of Roche's license rights under Section 4.1(a), including without limitation compounds within Early Lead Series, but excluding any methods or technologies comprising SGX's fragment based FAST(TM) lead discovery technologies, other than synthetic protocols required for the synthesis of compounds contained within Early Lead Series.

      1.27 "SGX Materials" means (1) the biological and chemical materials embodying compounds within an Early Lead Series or a structure of the Collaboration Target; and (2) any protein, clone, or vector used to express the Collaboration Target;


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in each case which are developed by SGX in the course of the Collaboration for the purpose of performing the Collaboration Plan.

      1.28 "Term of the Collaboration" means the period commencing on the Effective Date, and terminating on the [...***...] anniversary of the Effective Date, which period may be extended by up to [...***...] ([...***...]) months at Roche's discretion, upon writteN NOTICE.

      1.29 "Third Party or Third Parties" means any entity other than Roche or SGX or their respective Affiliates.

      1.30 "Valid Claim" means a claim in any (i) unexpired and issued Patent Right owned or Controlled by SGX or Roche claiming composition of matter of compounds that has not been (x) held permanently revoked, unenforceable or invalid by a final unappealable decision of a court or government agency of competent jurisdiction over such claim or (y) admitted to be invalid or unenforceable through disclaimers, consent decrees or otherwise, or (ii) pending patent application that is a Patent Right owned or Controlled by SGX or Roche claiming composition of matter of compounds.

2.    COLLABORATION.

      2.1 Collaboration. Subject to the terms and conditions of this Agreement Roche and SGX will use commercially reasonable efforts to conduct the Collaboration in accordance with the Collaboration Plan.

      2.2 Provision of Roche Background Technology. Promptly following the Signing Date and during the Term of the Collaboration, Roche will provide SGX with reasonable quantities of such Roche Materials and other Roche Background Technology as agreed to by Roche that are necessary for the conduct of the Collaboration by SGX.

      2.3 Provision of SGX Background Technology. During the Term of the Collaboration, SGX will provide Roche with reasonable quantities of available SGX Materials and other SGX Background Technology as agreed by the JSC necessary for Roche to conduct the Collaboration and exercise its applicable rights under
Article 4.1(a).

      2.4   Early Lead Series.

            (a) During the Term of the Collaboration, in accordance with the Collaboration Plan, SGX will provide the JSC with details (and materials for testing by Roche) of any collection of compounds identified in the Collaboration which SGX believes to meet the criteria for an Early Lead Series in Section 1.10(a)(i) and (ii). Within thirty (30) days following review of the data by the JSC, the JSC will formally designate any such collection of compounds as an Early Lead Series if the collection meets the required criteria in Section 1.10(a)(i) and (ii) and if such collection of compounds is patentably distinct from any previously designated Early Lead Series.


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Upon designation by the JSC of any such Early Lead Series, SGX will provide
Roche with any information or materials, generated under the Collaboration concerning such Early Lead Series, including but not limited to X-ray diffraction data, protocols for chemical synthesis, and all assay data, which has not already been provided.

            (b) In the event that a collection of compounds does not meet all of the criteria in Part B of Exhibit B, upon the request of SGX, the JSC may designate such collection as an Early Lead Series, notwithstanding that all of the criteria have not been met.

            (c) Roche shall have the right, but not the obligation to accept more than three Early Lead Series under the Collaboration.

            (d) If by the start of the [...***...] month, SGX has not commenced Fragment elaboration for the Collaboration Target, Roche has the right to nominate a substitute target in consultation with SGX. Upon acceptance of such substitute target bY the JSC, such target shall be deemed a Collaboration Target.

      2.5 Records; Reports. At least quarterly during the Term of the Collaboration SGX will have the obligation to prepare and provide to the JSC a detailed written report summarizing the progress of the work performed by SGX in the course of the Collaboration during the preceding quarter. Promptly upon expiry of the Term of the Collaboration, SGX shall provide a final written report summarizing its activities during the Collaboration and the results thereof. Upon the written request of Roche and not more than once in each calendar year, SGX will permit Roche, at Roche's expense, to have access during normal business hours to those records of SGX that may be necessary to verify the basis for any other payments hereunder.

      2.6   Joint Steering Committee.

            (a) Formation. SGX and Roche will establish a joint steering committee ("JSC") to oversee the Collaboration.

            (b) Membership. The JSC shall be comprised of three (3) representatives from Roche and three (3) representatives from SGX, designated by the Parties promptly following the Effective Date. Each Party may replace its JSC representatives at any time, with written notice to the other Party. The JSC may name additional members to the JSC from time to time so long as each Party has an equal number of members. In addition, with prior mutual approval, either Party may invite non-voting employees, consultants or scientific advisors to attend meetings of the JSC. One of the three Roche representatives shall be the appointed Roche Global Alliance Director. The Global Alliance Director will act as the primary contact person for all non-scientific matters including payment, third party license and patent related matters.

            (c) Decisions. Each Party shall have one vote on the JSC. All decisions of the JSC shall be made by unanimous vote. Any matter which the JSC is unable to agree upon shall be submitted to the Chief Executive Officer of SGX and the


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Head of Pharma Partnering of Roche for resolution. All decisions that cannot be agreed upon by the SGX CEO and the Roche Head of Pharma Partnering shall be made by [...***...] reasonably taking into consideration the position of [...***...], excluding decisions relating to the activities carried out by [...***...] under the Collaboration Plan, which will be made by [...***...] reasonably taking into consideration the position of [...***...].

            (d) Project Team. The JSC shall establish a project team (the "Project Team") comprising at least three (3) representatives from Roche and three (3) representatives from SGX, designated by the Parties promptly following the Effective Date. The JSC may expand the size of the Project Team, in its sole discretion, provided that the Project Team shall always comprise an equal number of representatives from Roche and SGX. Each Party may replace its Project Team representatives at any time, with written notice to the other Party. The Project Team will direct the performance of the Collaboration and shall meet to discharge its responsibilities via videoconference, teleconference or in person on an at least bi-weekly basis, or as the Project Team may agree. Meetings of the Project Team may be held only if a quorum of at least one (1) representative of each Party participates. Within thirty (30) days of the end of each calendar quarter the Project Team shall submit a quarterly report to the JSC describing the performance of the Collaboration during such calendar quarter. Each Party will be responsible for paying its own expenses in connection with participating in the meetings of the Project Team.

            (e) Responsibilities. The JSC will review, and monitor the performance of the Collaboration. The JSC will be responsible for (i) supervising the Project Team, (ii) modifying or amending the Collaboration Plan as appropriate subject to the final sentence of this Section 2.6(e); (iii) confirming the achievement of the event in Section 3.2(a) and designating compound collections as Early Lead Series in accordance with Section 2.4. Any amendments to the Collaboration Plan which alter the financial terms or materially alter the nature or scope of the Collaboration must be agreed in writing by the Parties.

            (f) Meetings. The JSC shall meet at least quarterly. The Parties shall mutually agree upon times and places for such meetings (alternating between San Diego, CA and Palo Alto, CA, or as the JSC may otherwise agree), to discharge its responsibilities. If mutually agreed by the Parties, such meeting may be held via videoconference or teleconference. Each Party will be responsible for paying its own expenses in connection with participating in the meetings of the JSC. The JSC shall prepare written minutes of each meeting and a written record of all JSC decisions, whether made at a JSC meeting or otherwise.

      2.8   Permitted Activities.

            (a) By SGX. SGX agrees that SGX will not use any Confidential Information of Roche to replicate any Roche Material for any purpose other than as provided herein and shall destroy all proprietary Roche Materials after expiry of the Term of the Collaboration.


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            (b)   By Roche. After the expiry of the Collaboration, Roche shall destroy all chemical materials within the SGX Materials received from SGX and not designated as Early Lead Series under this Agreement.

3.    CONSIDERATION

      3.1   Research Fees.

            (a) Within thirty (30) days after the Effective Date Roche will pay to SGX a non-refundable, non-creditable upfront fee of $[...***...].

            (b) During the Term of the Collaboration, Roche will pay to SGX research payments of $[...***...] per calendar quarter, payable on the first day of each calendar quarter, commencing on the Effective Date.

      3.2 Research Events. Within thirty (30) days of the date of achievement of the applicable research event described below during the Term of the Collaboration, Roche will pay, to SGX the following non-refundable and non-creditable event payments:

      (a)   The first crystal structure that reveals density of
            a Fragment bound to the Collaboration Target
            with at least [...***...] A resolution, where data
            completeness in the final resolution shell is
            greater than or equal to [...***...]%, and the fragment
            position and orientation is clearly interpretable       $[...***...]

      (b)   upon designation by the JSC of the first
            Early Lead Series                                       $[...***...]

      (c)   upon designation by the JSC of each subsequent
            Early Lead Series                                       $[...***...]
                                                                    per series

      3.3 Development Events. Within thirty (30) days of the date of achievement of the applicable Development Event described below, Roche will pay to SGX the following non-refundable event payments on a Collaboration Product-by-Collaboration Product basis:

      (a)   Clinical Candidate Selection                            $[...***...]

      (b)   Initiation of Phase 1                                   $[...***...]

      (c)   Initiation of Phase 2                                   $[...***...]


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      (d)   Initiation of Phase 3                                   $[...***...]

      (e)   Receipt of first Regulatory Approval                    $[...***...]

Roche shall make each of such payments only once for the first occurrence of the requisite event for the Collaboration Product regardless of how many times the event may be subsequently achieved with the particular Collaboration Product. Roche shall make each of such payments for the first Collaboration Product to achieve the applicable event, provided that (i) if Roche ceases all development of a particular Collaboration Product after having made one or more payments with respect to such Collaboration Product under this Section 3.3 following accomplishment of any Development Event, there shall be no payment due upon the accomplishment of that same Development Event with respect to a subsequent Collaboration Product; and (ii) if Roche has received Regulatory Approval for a Collaboration Product and continues development of an additional Collaboration Product ("Subsequent Product"), payments will be due under this Section 3.3 for the achievement of Development Events by the Subsequent Product (including those Development Events which may have been achieved by the Subsequent Product prior to such receipt of Regulatory Approval).

      3.4 Royalties. Roche will pay to SGX during the Royalty Term the following royalties on Net Sales of Collaboration Products by or on behalf of Roche or its Affiliates or Sublicensees on a Collaboration
Product-by-Collaboration Product basis on the following tiers:

            Net Sales up to US $[...***...]                         [...***...]%
            Net Sales from US $[...***...] to US $[...***...]       [...***...]%
            Net Sales over US $[...***...]                          [...***...]%

      3.5 Combination Products. In the event the Collaboration Product is sold as part of a combination product containing a Licensed Compound and one or more other pharmaceutically active ingredients, the Net Sales of the Collaboration Product shall be determined by multiplying the Net Sales (as determined in the manner described above) of the combination product by the fraction A/B, where A is the weighted average sale price of the Collaboration Product containing the Licensed Compound alone as a pharmaceutically active ingredient (in the same strength as contained in the combination product) when sold separately in finished form, and B is the weighted average sale price of the Collaboration Product sold as part of a combination product when sold separately in finished form. In the event that such average sale price cannot be determined for the Collaboration Product containing the Licensed Compound alone as a pharmaceutically active ingredient, Net Sales shall be mutually agreed by the parties based on the relative value contributed by each pharmaceutically active ingredient contained in such Collaboration Product, and such agreement shall not be unreasonably withheld.

      3.6 Third Party Royalties. In the event that Roche, is required to pay royalties to a Third Party for licenses to composition of matter patents claiming compounds within an Early Lead Series, Roche may offset up to [...***...] percent ([...***...]%) of such amounts due


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Third Parties against payments due SGX under Section 3.4 above; PROVIDED,
HOWEVER, that Roche may not offset these amounts against more than [...***...] percent ([...***...]%) of the royalties otherwise due SGX in any calendar quarter. Any amount that has not been so offset may be offset against royalties due in subsequent calendar quarters, subject to the limitation set forth in the previous sentence.

      3.7 Withholding Taxes. All amounts due under this Agreement shall be paid without deduction, set-off or counterclaim and shall be made in full without deduction of income, value added or other taxes, charges or duties that may be imposed. If any payment due under this Agreement is or will be subject to any tax, including withholding tax, Roche shall pay to SGX the amount that will ensure SGX receives and retains a net sum equal to the payment it would have received had the payment not been subject to such tax.

      3.8 Reports; Payments. The royalties due under Section 3.4 shall be paid quarterly within forty-five (45) days after the close of each calendar quarter, or earlier if practicable, immediately following each quarterly period in which such royalties are earned. With each such quarterly payment, Roche shall furnish SGX a royalty statement setting forth in reasonable detail Collaboration Product-by- Collaboration Product basis: (i) Adjusted Gross Sales; (ii) Net Sales; and (iii) the royalties due SGX in such quarter.

      3.9 Currency Conversion. All amounts required to be paid under this Agreement shall be paid in United States dollars. Whenever calculation of Net Sales requires conversion from any foreign currency, Roche shall convert the amount of Net Sales in foreign currencies as computed in the Roche's central Swiss Francs Sales Statistics for the countries concerned. Roche shall first convert the amount of Net Sales into Swiss Francs and then into United States dollars, using the YTD average exchange rate, in accordance with Roche's then current standard practices.

      3.10 Late Payments. Any payments or portions thereof due hereunder which are not paid on the date such payments are due, shall bear interest at the rate equal to the lesser of the prime rate as reported by the Chase Manhattan Bank, New York, New York, plus [...***...] percent ([...***...]%) or the maximum amount permitted by law, compounded monthly. This Section 3.10 shall in no way limit any other remedies available to SGX.

      3.11 Audits. Roche shall maintain accurate books and records which enable the calculation of royalties payable under this Agreement to be verified. Roche shall maintain the books and records for each quarterly period for three (3) years after the submission of the corresponding report under Section 3.8. Upon thirty (30) days prior notice to Roche, Roche's independent accountants, reasonably acceptable to SGX, may have access to Roche's books and records after executing a reasonable confidentiality agreement, during Roche's normal business hours at mutually agreed times to conduct a review or audit no more than once per calendar year, and no more than once with respect to any time period, for the sole purpose of verifying the accuracy of Roche's payments and compliance with this Agreement. The accounting firm shall report to SGX only whether there has been a royalty underpayment and, if so, the extent thereof. Any such inspection shall be at SGX's expense, however, in the event that an inspection reveals


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underpayment of 5% or more in any audit period, Roche shall pay the costs of the inspection. Roche shall promptly pay to SGX any underpayment identified in such audit, with interest from the date such amount(s) were due at the prime rate reported by the Chase Manhattan Bank, New York, New York plus [...***...]
percent ([...***...]%). The failure of SGX to request verification of any payment calculation during which corresponding records are required to be retained under this Section 3.11 shall be considered acceptance of such reporting by SGX.

4.    LICENSES

      4.1 Licenses to Roche. Subject to the terms and conditions of this Agreement, SGX hereby grants to Roche, the following licenses:

            (A)   [...***...], [...***...], [...***...] license (with the right to grant sublicenses in accordance with Section 4.3 below) under SGX's Patent Rights and Know-How in Early Lead Series, to make, have made, use, import, offer for sale and sell Collaboration Products.

            (B)   [...***...], [...***...], [...***...] license (with the right to grant sublicenses in accordance with Section 4.3 below) under SGX's interest in SGX Background Technology relating to Early Lead Series, to use and modify such SGX Background Technology solely as necessary for Roche to exercise its rights under Section 4.1(a) above.

      4.2 Cross Licenses. Each Party hereby grants to the other, a non-exclusive, non-transferable, royalty-free license to use and practice Roche Background Technology and SGX Background Technology, solely to conduct the Collaboration.

      4.3. Sublicenses. Roche may sublicense the rights granted in Section 4.1 to its Affiliates and to Third Parties who are bona fide collaborators of Roche with respect to the Early Lead Series for which rights are being sublicensed. Each such sublicense granted by Roche shall be consistent with all of the terms and conditions of this Agreement. Roche as the sublicensor, shall remain responsible for all of each such sublicensee's obligations under this Agreement.

      4.4 Product Development. During the term of this Agreement, Roche will keep SGX informed of its activities in connection with the development of Early Lead Series' and Collaboration Products, including without limitation, the achievement of events under Section 3.3. On a half-yearly basis up to Initiation of Phase 1 trials, and on a yearly basis thereafter during the term of the Agreement, Roche will provide SGX with a written summary report detailing such events and activities. When a registration package requesting approval for commercial sale of any Collaboration Product is first filed in any country, and when approval is received, Roche will immediately notify SGX in writing.


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      4.5   Diligence. Roche will use Commercially Reasonable Efforts to discover and develop Early Lead Series and commercialize Collaboration Products including using Commercially Reasonable Efforts to bring at least one Collaboration Product to the market, to obtain Regulatory Approval to market such Collaboration Product, to launch and market such Collaboration Product and promote and meet the market demand therefor. Notwithstanding the above, Roche will have the right at its sole discretion to discontinue development of an Early Lead Series and/or commercialization of a Collaboration Product in any country on written notice to SGX, subject to Section 4.6.

      4.6 Lack of Diligence. In the event that Roche fails to use or continue to use diligent efforts to actively develop at least one Early Lead Series or at least one Collaboration Product in accordance with Section 4.5 above, or notifies SGX that it will not conduct further development or commercialization with respect to a at least one Early Lead Series or at least one Collaboration Product, then SGX may terminate Roche's rights under this Agreement with respect to Early Lead Series upon written notice to Roche, provided that Roche will have a period of [...***...] ([...***...]) months following receipt of such notice to demonstrate to SGX's reasonable satisfaction that it has not failed to use or continue to use diligent efforts in accordance with Section 4.5 or to initiate diligent efforts in accordance with Section 4.5. In the event that Roche's rights terminate pursuant to this Section 4.6, the Parties will negotiate in good faith for a period of [...***...] days, immediately following the termination of Roche's rights by SGX, (i) at Roche's option, an agreement under which SGX would receive compensation from Roche and would not develop and commercialize an Early Lead Series or Collaboration Products developed therefrom, or (ii) the appropriate consideration for a license grant (as described below) from Roche to SGX. In the event that the Parties do not reach an agreement under subsection (i) above, SGX will thereafter have the exclusive right to develop and commercialize Early Lead Series and corresponding Collaboration Products alone or with Third Parties. and Roche shall grant to SGX an exclusive, worldwide, royalty bearing license (with the right to sublicense) under Roche's interest in any Patent Rights or Know How owned or Controlled by Roche relating to such Early Lead Series and corresponding Collaboration Products to the extent necessary to make, have made, import, offer for sale and sell products. In addition, SGX will not sublicense such Patent Rights or Know-How of Roche to a Third Party, without first offering Roche the opportunity to enter into such an agreement with SGX on terms no more favorable to SGX as those SGX proposes to offer to a Third Party.

5.    INTELLECTUAL PROPERTY

      5.1   Ownership of Technology.

            (a) Ownership by SGX. Title to all SGX Background Technology, shall be owned by SGX.

            (b) Ownership by Roche. Title to all Roche Background Technology, shall be owned solely by Roche.


                                             ***CONFIDENTIAL TREATMENT REQUESTED

            (c) Law. Inventorship of inventions and, subject to the terms of this Agreement, ownership rights with respect thereto, shall be determined in accordance with the patent laws of the United States.

      5.2   Patent Prosecution.

            (a) Prosecution by SGX or Roche. SGX shall be responsible, at its sole discretion and expense, for the preparation, filing, prosecution and maintenance of the patent applications and patents within Patent Rights within SGX Background Technology in countries selected by SGX, and for conducting any interferences, reexaminations, reissues, oppositions, or request for patent term extension relating thereto. Roche shall be responsible, at its sole discretion and expense, for the preparation, filing, prosecution and maintenance of the patent applications and patents within Patent Rights within Roche Background Technology, in countries selected by Roche, and for conducting any interferences, reexaminations, reissues, oppositions, or request for patent term extension relating thereto.

            (b) Early Lead Series. [...***...] shall have the first right, at its sole expense, for the preparation, filing, prosecution and maintenance of the patent applications and patents claiming Licensed Compounds. On an Early Lead Series by Early Lead Series basis, in the event that [...***...] elects not to file a patent application covering (i) compounds within an Early Lead Series within twelve (12) months of delivery of such Early Lead Series to Roche, and
(ii) Derived Compounds within four (4) years after the expiry of the Term of the Collaboration, [...***...] shall have the right, at its expense, to file, prosecute and maintain such patent applications. Furthermore, in the event that [...***...] elects not to pursue prosecution or maintenance of any patent applications or patents claiming Licensed Compounds, [...***...] shall give [...***...] not less than sixty (60) days notice before any relevant deadline or any permitted public disclosure, and [...***...] shall have the right to pursue, at its sole discretion and expense, prosecution and maintenance of such patent applications or patents. The Party responsible for prosecution and maintenance (the "Responsible Party), shall keep the other Party (the "Non-Responsible Party") fully informed as to the status of such patent matters, including, without limitation, by providing the Non-Responsible Party the opportunity, at the Non-Responsible Party's expense, to review and comment on any documents relating to such patent applications and patents which will be filed in any patent office at least thirty (30) days before such filing, and promptly providing the Non-Responsible Party with copies of any documents relating to such patent applications and patents which the Responsible Party receives from such patent offices, including notice of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions. At the Responsible Party's request and expense, the Non-Responsible Party will reasonably cooperate and assist the Responsible Party in the preparation, filing and prosecution of patent applications claiming compounds within an Early Lead Series and in the event of an interference, reissue, reexamination, opposition or request for patent term extension.

      5.3 Patent Enforcement. In the event either Party becomes aware of any interference, opposition, or request for reexamination, or similar proceedings, involving a


                                             ***CONFIDENTIAL TREATMENT REQUESTED
patent application or patent filed in accordance with Section 5.2(a) or 5.2(b), it shall promptly notify the other Party hereto, and the Parties shall agree on the steps which shall be taken to protect the pertinent patent. In the event either Party becomes aware of any possible infringement of a patent filed in accordance with Section 5.2(a) or 5.2(b) or misappropriation of an invention within the Collaboration, it shall promptly notify the other Party hereto, providing a written description of the potentially infringing or misappropriation activities. SGX shall have the right, but not the obligation to institute, prosecute and control any action or proceeding with respect to infringement of patents within SGX Background Technology. Roche shall have the right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to infringement of patents within Roche Background Technology or compounds within Early Lead Series'. If a Party given the right to enforce a patent pursuant to this Section fails to bring an action or proceeding, or take other actions (e.g., commence settlement discussions) against a suspected infringer within a period of ninety (90) days after having notice of such infringement, the other Party shall have the right to bring and control an action against such infringer by counsel of its own choice, and the non-enforcing Party shall have the right to be represented in any such action by counsel of its own choice at its own expense. The Party controlling an action involving any infringement of a patent under this Section shall consider in good faith the interests of the other Party in so doing, and shall not settle or consent to an adverse judgment in any such action which would have a material adverse effect on the rights or interests of the other Party without the prior express written consent of such other Party. If one Party brings any such action or proceeding, the other Party agrees to be joined as a Party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. In each case relating to infringement of a patent under this Section, each Party shall bear the costs of its enforcement of such rights discussed in this section and retain for its own account any amounts received from Third Parties.

      5.4 Allegations of Infringement by Third Parties. Roche will be responsible for any threatened or actual claims for Third Party patent infringement or other Third Party intellectual property rights arising out of the manufacture, use, sale or importation of Collaboration Products to which Roche retains a license. Upon receiving notice of such actual or threatened claims, Roche shall promptly meet with SGX to discuss the course of action to be taken to resolve or defend such infringement litigation. If Roche is not named as a Party in such claim, suit or proceeding ("Suit"), Roche may at its own expense and through counsel of its own choice, seek leave to intervene in such Suit. SGX agrees not to oppose such intervention. If Roche, and not SGX, is named as a Party to such Suit, Roche shall have the right to control the defense and settlement of such Suit, at its own expense, using counsel of its own choice, however, SGX, at its own expense, and through counsel of its own choice, may seek to intervene if the Suit relates to the commercialization of the Collaboration Product and in such event, Roche agrees not to oppose such intervention. If SGX shall at any time, tender its defense to Roche, then Roche shall defend SGX in such Suit, at Roche's own expense and through counsel of its own choice and Roche shall control the defense and settlement of such Suit; provided Roche shall not enter into any agreement which makes any admission regarding (i) wrongdoing on the part of SGX, or (ii) the invalidity, unenforceability or absence of infringement of any Patent Rights owned by SGX, without the prior written consent of

SGX, which consent shall not be unreasonably withheld or delayed. The Parties shall cooperate with each other in connection with any such Suit and shall keep each other reasonably informed of all material developments in connection with any such Suit.

6.    CONFIDENTIALITY AND PUBLICITY

      6.1 Confidential Information. Except as expressly provided herein, the Parties agree that, for the term of this Agreement and for [...***...] ([...***...]) years thereafter, the receiving Party, or any Affiliate thereof, shall not publish or otherwisE disclose to Third Parties (other than consultants and agents of a Party engaged in the Collaboration) and shall not use for any purpose, except as expressly permitted herein any information or material furnished to it by the other Party hereto pursuant to this Agreement ("Confidential Information"). Notwithstanding the foregoing, it is understood and agreed that Confidential Information shall not include information or material that, in each case as demonstrated by written documentation:

            (a) was already known to the receiving Party, or an Affiliate thereof, other than under an obligation of confidentiality, at the time of disclosure;

            (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

            (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party, or an Affiliate thereof, in breach of this Agreement; or

            (d) was subsequently lawfully disclosed to the receiving Party, or an Affiliate thereof, by a person other than a Party hereto or independently developed by the receiving Party or an Affiliate thereof without reference to any Confidential Information disclosed by the disclosing Party.

      6.2 Permitted Disclosures. Notwithstanding the provisions of Section 6.1 above, each Party hereto may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, or submitting information to tax or other governmental authorities, provided that if a Party is required to make any such disclosure of another Party hereto's Confidential Information, to the extent it may legally do so, it will give reasonable advance written notice to the other Party of such disclosure so that the other Party may attempt to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise).

      6.3 Publication. Any public disclosure (oral, written or graphic) by seither Party describing the scientific results of the Collaboration will require prior review and written approval of the other Party at least thirty
(30) days prior to its submission for publication or other public disclosure. If the reviewing Party so requests, the proposed


                                             ***CONFIDENTIAL TREATMENT REQUESTED
public disclosure will be delayed for forty-five (45) days from the date of each request for the filing of patent application(s) related to the proposed public disclosure to seek appropriate patent protection for any material in such publication or presentation which it reasonably believes is patentable. Roche also shall have the right to require deletion of its Confidential Information that may be in any such proposed publication, prior to such publication. In the event that either Party submits any manuscript or other publication relating to any scientific results of the Collaboration, it will consider and acknowledge the contributions of the other Party, including, as appropriate, co-authorship.

      6.4 Publicity. The Parties agree to make a mutually agreed press release regarding this Agreement promptly following the Effective Date. Neither Party may make any public announcements relating to this Agreement without the other Party's prior written consent, which consent will not be unreasonably withheld, or delayed for a period of more than thirty (30) days after request for consent is sought. Except as expressly provided in this Agreement, each Party agrees not to disclose any terms of this Agreement to any Third Party without the prior written consent of the other Party; provided however, that disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors, or to a Party's professional advisors. Notwithstanding the foregoing, Roche has the right to disclose a copy of this Agreement to Chugai and/or Genentech for the sole purpose of assessing their interest therein and provided that Chugai and/or Genentech are bound by confidentiality obligations substantially similar to Roche's confidentiality obligations under this Agreement.

7.    INDEMNIFICATION

      7.1 Indemnification of SGX. Roche shall indemnify, defend, and hold harmless SGX, the directors, officers, and employees of SGX and the successors and assigns of any of the foregoing (the "SGX Indemnitee(s)") from and against all claims, losses, costs, and liabilities (including, without limitation, payment of reasonable attorneys' fees and other expenses of litigation), and shall pay any damages (including settlement amounts) finally awarded, with respect to any claim, suit or proceeding (any of the foregoing, a "Claim") brought by Third Party against a SGX Indemnitee, arising out of or relating to:
(a) the exercise by Roche of the rights granted Roche under this Agreement; (b) a material breach by Roche of its obligations under this Agreement; (c) a breach of Roche's representations and warranties under Section 8; (d) any products developed, manufactured, used, sold or otherwise distributed by or on behalf of Roche or its Affiliates (including without limitation, product liability claims); (e) the gross negligence or willful misconduct of Roche; (f) the use, handling, transfer or storage of the SGX Materials received from SGX hereunder; or (g) a claim that the use by SGX or by Roche of the Collaboration Target, DNA coding for the Collaboration Target, structures of Collaboration Targets, or Roche Materials, infringes the intellectual property rights of a Third Party; or except, in each case, to the extent caused by the gross negligence or willful misconduct of a SGX Indemnitee.

      7.2 Indemnification of Roche. SGX shall indemnify, defend and hold harmless Roche, the directors, officers, and employees of Roche, and the licensors, successors and assigns of any of the foregoing (the "Roche Indemnitee(s)") from and against all Claims brought by Third Party against a Roche Indemnitee, arising out of or relating to: (a) the performance by SGX of the Collaboration, except to the extent such Claim arises out of or relates to a claim the use by SGX of the Collaboration Target, DNA coding for the Collaboration Target, the structure of the Collaboration Target or Roche Materials, infringes the intellectual property rights of a Third Party; (b) the exercise by SGX of the rights granted SGX under this Agreement; (c) a material breach by SGX of its obligations under this Agreement; (d) a breach of SGX's representations and warranties under Section 8; or (e) the handling, transfer or storage of Roche Materials; (f) the negligence or willful misconduct of SGX; except, in each case, to the extent due to the gross negligence or willful misconduct of a Roche Indemnitee.

      7.3 Indemnification Procedures. An Indemnitee that intends to claim indemnification under this Article 7 shall promptly notify the other Party (the "Indemnitor") in writing of any claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof, provided that the indemnified Party may participate in any such proceeding with counsel of its choice at its own expense. The indemnity agreement in this Article 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 7 but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee other than under this Article 7. The Indemnitee under this Article 7, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Claim covered by this indemnification. Neither Party shall be liable for any costs or expenses incurred by the other Party without its prior written authorization.

8.    REPRESENTATIONS AND WARRANTIES

      8.1 Each Party. Each Party represents and warrants to the other (i) that it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations under this Agreement; (ii) that it is not a Party to any agreement or arrangement with any Third Party or under any obligation or restriction which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement, (including without limitation, the licenses granted in Article 4), and shall not enter into any such agreement or arrangement during the term of this Agreement; (iii) each employee or person engaged in the Collaboration on behalf of Roche or SGX has entered into a written agreement which provides for the assignment to Roche or SGX, respectively, of all inventions and discoveries made by such employee or person during the course of his or her employment or engagement with Roche or SGX.

      8.2 Disclaimer. SGX and Roche specifically disclaim any guarantee that the Collaboration will be successful, in whole or in part. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ROCHE AND SGX MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE SGX BACKGROUND TECHNOLOGY, ROCHE BACKGROUND TECHNOLOGY, SGX MATERIALS, ROCHE MATERIALS OR LICENSED COMPOUNDS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY THIRD PARTY.

      8.3 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR COSTS OF SUBSTITUTE GOODS OR SERVICES, SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT) WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, PROVIDED HOWEVER, THE PROVISIONS OF THIS SECTION WILL NOT APPLY TO BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

9.    TERM AND TERMINATION

      9.1 Term of the Agreement. The term of this Agreement shall commence on the Effective Date and unless terminated earlier, will terminate upon the expiration of the Royalty Term. Thereafter, the license shall be fully paid-up and irrevocable.

      9.2 Termination by Roche. After the expiry of the [...***...], Roche shall have the right to terminate this Agreement in its entirety with [...***...] ([...***...]) days prior written notice to SGX.

      9.3 Termination for Cause. Upon any material breach of this Agreement by either Roche or SGX (in such capacity the "Breaching Party"), the other Party (in such capacity the "Non-Breaching Party") may terminate this Agreement by ninety (90) days' written notice to the Breaching Party, specifying the material breach. The termination becomes effective at the end of such ninety (90) day period unless (i) the Breaching Party cures such breach during such ninety (90) day period, or (ii) if such breach is not susceptible to cure within such ninety
(90) day period, the Breaching Party is diligently pursuing a cure (unless such breach, by its nature is incurable, in which case this


                                             ***CONFIDENTIAL TREATMENT REQUESTED

Agreement may be terminated immediately). The Parties will use reasonable efforts to work together to cure any breach.

      9.4 Rights upon Termination for Material Breach. If the Non-Breaching Party terminates this Agreement pursuant to Section 9.3:

            (a) in the event that the Breaching Party is SGX the licenses granted Roche under Section 4.1 will continue with respect to Early Lead Series' developed prior to the effective date of termination, subject to the payment by Roche of all amounts earned by SGX under Article 3 prior to the effective date of termination and continued payment by Roche of amounts earned by SGX under
Article 3;

            (b) in the event the Breaching Party is Roche the licenses granted Roche under Section 4.1 will terminate concurrently.

      9.5   Effect of Termination.

            (a) Termination by Roche under 9.2. In case of a termination of this Agreement by Roche in its entirety, Roche's rights and licenses under this Agreement will terminate and the Parties will negotiate in good faith for a period of [...***...] days, immediately following the notice of termination, (i) at Roche's option, an agreement under which SGX would receive compensation from Roche and would not develop and commercialize an Early Lead Series or Collaboration Products developed therefrom, or (ii) the appropriate consideration for a license grant (as described below) from Roche to SGX. In the event that the Parties do not reach an agreement under subsection (i) above, SGX will thereafter have the exclusive right to develop and commercialize Early Lead Series and corresponding Collaboration Products alone or with Third Parties, and Roche shall grant to SGX an exclusive, worldwide, royalty bearing license (with the right to sublicense) under Roche's interest in any Patent Rights or Know How owned or Controlled by Roche relating to such Early Lead Series and corresponding Collaboration Products to the extent necessary to make, have made, import, offer for sale and sell products.

            (b) Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

            (c) Return of Confidential Information. Upon any termination of this Agreement, SGX and Roche shall promptly return to the other Party or destroy all Confidential Information received from the other Party, except to the extent required to exercise any continuing rights of such Party (and in any event, except one copy of which may be retained solely for archival purposes).


                                             ***CONFIDENTIAL TREATMENT REQUESTED

            (d) Cross License. In the event of termination of this Agreement by either Party pursuant to this Article 9, the licenses granted to SGX and Roche in Section 4.2 shall terminate concurrently.

            (e) Survival. The provisions of Articles 5, 6, 7, 8 and 10 and Sections 3.3 - 3.11 shall survive the expiration or termination of this Agreement for any reason..

      9.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by SGX and Roche are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party's possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party's written request therefor, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or
(b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

10    MISCELLANEOUS

10.1  Governing Law, Dispute Resolution and Arbitration.

            (a) This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without reference to rules of conflicts or choice of laws.

            (b) Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective executive officers of the parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

            For SGX:   CEO

            For ROCHE: Head of Pharma Partnering

            (c) Should the parties fail to agree within [...***...] ([...***...]) months after such dispute has first arisen, it shall be finally settled by arbitration in accordance with the commercial arbitration rules of the International Chamber of Commerce as in force at the


                                             ***CONFIDENTIAL TREATMENT REQUESTED
time when initiating the arbitration. Pre-trial discovery shall be conducted in accordance with the arbitration rules of the ICC. The tribunal shall consist of three arbitrators. The place of arbitration shall be New York City. The language to be used shall be English.

      10.2 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, internationally recognized courier or personal delivery, or by fax with confirming letter mailed under the conditions described above in each case addressed to the other Party at the address shown below or at such other address for which such Party gives notice hereunder. Such notice shall be deemed to have been given when delivered:

      If to SGX:        Structural GenomiX, Inc.
                        10505 Roselle Street,
                        San Diego, CA  92121
                        Attn:  Chief Executive Officer
                        Copy to:  Corporate Counsel

      If to Roche:      F. Hoffmann-La Roche Ltd
                        attn.: Legal Department
                        Grenzacherstrasse 124
                        4070 Basel
                        Switzerland

   With a copy to:      Hoffmann-La Roche Inc.
                        attn.: Corporate Secretary
                        340 Kingsland Street
                        Nutley, New Jersey 07110

      10.3 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, acts of terrorism, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers (including, without limitation, energy suppliers), or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party and the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

      10.4 No Implied Rights. Only the rights granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other rights shall be created by implication, estoppel or otherwise.

      10.5 Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto, except either Party may assign this Agreement, without such consent, to (i) an Affiliate or (ii) an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section shall be void.

      10.6 Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The Parties agree to renegotiate in good faith any provision held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect originally intended by the Parties

      10.7 Independent Contractors. The relationship of Roche and SGX established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow a Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

      10.8 No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless agreed in writing by the Party to be charged. The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.

      10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

      10.10 Entire Agreement; Amendment. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Roche and SGX with respect to such subject matter. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by the duly authorized representatives of both Parties.

      IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of Roche and SGX as applicable.


                        F. HOFFMANN-LA ROCHE LTD


                        By:     /s/ Rudolf W. Schaffner  /s/ Melanie Frey Wick
                                ----------------------------------------------
                        Name:   Dr. Rudolf W. Schaffner  Dr. Melanie Frey Wick
                                                             Legal Counsel

                        Title:  Vice President, Head Licensing & Alliances


                        HOFFMANN-LA ROCHE INC.


                        By:     /s/ Dennis E. Burns
                                ----------------------------------------------

                        Name:   Dennis E .Burns

                        Title:  Vice President, Global Head of Business
                                Development


                        STRUCTURAL GENOMIX, INC.


                        By:     /s/ M.G. Grey
                                ----------------------------------------------

                        Name:   M.G. Grey

                        Title:  President


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                         EXHIBIT A - COLLABORATION PLAN

1. OVERALL GOAL

The goal of the SGX-Roche collaboration is to generate Early Lead Series that inhibit [...***...] and have the potential to be optimized and developed into [...***...]. The Plan involves applying SGX FAST(TM) technology to find novel small molecule structures that reversibly inhibit [...***...], and meet the criteria specified in Exhibit B).

This project will be initiated with a [...***...] screen of the SGX FAST(TM) Fragment Library (using compound mixtures) against [...***...], in conjunction with [...***...] screening of the fragment library ([...***...]). Fragments identified from the [...***...] screen, and possibly the [...***...] screen, will be prioritized for elaboration into unprecedented [...***...].

2.  OVERVIEW OF THE FAST(TM) PROCESS

FAST(TM) begins with the establishment of robust methods for co-crystallization and soaking to enable screening of the FAST(TM) fragment library against the target. In addition, [...***...] assays for the target are developed, to enable screening for very weaK binders (screen for [...***...] @ [...***...]), and to allow for determination of [...***...] values for more potent elaborated compounds.

Once the crystal soaking methods and [...***...] assays are [...***...], [...***...], SGX, the FAST(TM) fragment library is screened. This includes both a [...***...] screen of fragment mixtures ([...***...] fragments [...***...]), plus a [...***...] screen of individual compounds to identify weak binders at high ligand concentrations ([...***...]). Fragments identified as binding at the active site, or a specific remote site on the target protein are then reviewed and selected for elaboration, using criteria such as [...***...], [...***...], [...***...], [...***...] and [...***...], and "[...***...]" in terms of chemical elaboration.

The FAST(TM) Fragment library is a collection of ~1000 diverse low molecular weight compounds that represent ring systems typically found in drugs and drug-like molecules. These fragments have been selected using specific "lead-like" criteria, including:

      -     [...***...]

      -     [...***...] or [...***...]

      -     [...***...]

      -     [...***...] for [...***...], [...***...], [...***...], [...***...],
            [...***...].)

Each member of the FAST(TM) fragment library is amenable to rapid chemical elaboration at two or three sites to provide access to enormous potential chemical diversity using parallel organic synthesis. Initial fragment elaboration involves using knowledge of the structure of the [...***...] and advanced [...***...] tools ([...***...], [...***...], [...***...], [...***...])
to guide synthesis of small, focused linear (one-dimensional) libraries. These linearly elaborated fragments are then evaluated with [...***...] assays and [...***...] analyses to provide a set of compounds with enhanced activity and SAR. Thereafter, optimal variations at each point of chemical diversity are combined to synthesize focused


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combinatorial (two- or three-dimensional) libraries that are again evaluated with assays and [...***...]. These focused combinatorial libraries typically contain multiple novel compounds of low molecular weight ([...***...]) that bind the target protein with [...***...] values and considerable selectivity. The deliverables from this process are compounds with defined lead-like properties, target activity, SAR, selectivity profiles, and co-crystal structures. The identified compounds can be further elaborated via parallel synthesis or medicinal chemistry optimization to provide more optimized lead series. The leads or lead series can be profiled and advanced based on cellular or functional assays, animal efficacy models, in vitro and in vivo ADME and in vitro toxicology studies in concert with structural information.



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FIGURE 1.  [...***...]

                                   [...***...]




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3. FAST(TM) APPLIED TO [...***...]

SGX and Roche will collaborate on the discovery of Early Leads Series (see Exhibit B for definition) against [...***...]. The crystal structure of [...***...] has been determined by several research groups, including the [...***...]. At least [...***...] potential inhibitory binding sites are present on the surface of the enzyme: the [...***...]. At present, all [...***...] of these potential inhibitor binding sites are of interest for drug discovery. Information gained from this collaboration, or from other sources, may modify that assumption. Prioritization of the fragment selection and elaboration for the various sites will occur through discussions with the Joint Steering Committee (JSC) and/or the Project Team throughout the course of the collaboration.

SGX will apply its experience and expertise in high-throughput crystallographic studies of protein-ligand complexes and integrated small molecule design and discovery to rapidly identify Early Lead Series against [...***...]. Roche will contribute specific expertise and experience, including [...***...], [...***...], [...***...], [...***...], [...***...], [...***...].

3.1 TIMELINE

The projected timeline for the FAST(TM) project directed against [...***...] is [...***...] months (as illustrated in Figure 1), with the goal of identifying one or more Early Lead Series as defined in Exhibit A.

3.2 SUMMARY OF RESPONSIBILITIES

[...***...]

3.3 FAST(TM) TARGET SELECTION AND FAST(TM) READINESS

3.3.1 Protein Production and Crystallography

Roche will provide purified [...***...] protein, crystallization/soaking protocols, and relevant [...***...] assay methods and information, to facilitate initiation of the [...***...] FAST(TM) campaign. It is anticipated that protein supply and crystallization conditions will be sufficiently robust to support the FAST(TM) effort, which could require [...***...] crystals. Roche will provide [...***...] of [...***...] at the initiation of the collaboration, which is anticipated to yield [...***...]. Roche will provide [...***...] as requested by the JSC and/or Project Team. The first step


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for SGX in the project will be to reproduce [...***...] system and determine a
[...***...] at [...***...]. SGX will develop appropriate crystallization, co-crystallization, soaking and mixture soaking methods in-house to enable [...***...]. Activities will include:

-        Reproduce [...***...] conditions

-        Verification of [...***...],[...***...]

-        Verification of [...***...]

-        Development and optimization of [...***...]

3.3.2   Biochemistry

Roche will provide protocols and know how to support SGX in establishing a [...***...] assay ([...***...] template) for [...***...] to permit [...***...]
screening of the fragment library at high concentration ([...***...]) and subsequent fragment elaboration. SGX will perform assays at either a [...***...] location that permits use of [...***...] or at [...***...]. If assays are performed at [...***...], [...***...] will provide access to the necessary laboratory space and equipment and will facilitate the execution of the necessary documentation to permit an [...***...] employee or employees to conduct experiments within the [...***...] facilities. [...***...] will be responsible for all personnel expenses related to conducting experiments at [...***...] facilities.

3.3.3  Reference and Control Samples:

As requested by the JSC and/or Project Team, Roche will provide appropriate amounts of specified public [...***...] for use in crystallization methods development and assay development and validation.

3.4  IDENTIFICATION OF INITIAL FRAGMENT HITS

- Crystallographic and biochemical screening of the SGX FAST(TM) Fragment library against [...***...] will be performed to provide initial Fragments for elaboration. A report containing results from the screen will be generated for review by the JSC and/or Project Team.

- Fragments may be identified as binding to multiple different sites on [...***...]. SGX will recommend the selection of up to [...***...] Initial Fragment Hits ([...***...]), present the recommendation rationale to the JSC and/or Project Team for endorsement, and SGX will generate plans to elaborate these fragments. The [...***...] Fragments will be distributed across the potential inhibitor binding sites (up to 3 sites). The elaboration plans will be reviewed by the JSC and/or Project Team and prioritized if necessary.

- SGX will conduct the following studies as needed: (1) [...***...] for [...***...] from [...***...], [...***...] in the [...***...], (2)
      [...***...] for [...***...], [...***...] in the [...***...].

- Based upon the success of the initial screen and identified set of fragments and discussion with the JSC and/or Project Team, Roche may request [...***...] of the [...***...], or may request that a [...***...].

3.5 IDENTIFICATION OF ELABORATED FRAGMENTS


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-     The selected Initial Fragment Hits are computationally elaborated into virtual libraries with each [...***...] combination being elaborated independently to provide "linear libraries". The enumerated libraries are subjected to the SGX proprietary docking and scoring process (AGILE).

      The AGILE process involves:

      1. Enumerating all possible [...***...] from [...***...] at each "[...***...]".

      2. Generating all [...***...] of each [...***...] in the context of the [...***...] and [...***...], based on the observed [...***...] of the [...***...].

      3.    [...***...] each [...***...] in the context of the [...***...].

      4.    [...***...] with [...***...] ([...***...]) [...***...] or
            [...***...] ([...***...]).

      5. Scoring [...***...] with [...***...] and prioritizing them for synthesis.

- The target library for the first round of synthesis is typically [...***...] compounds for each [...***...] that is elaborated.

- SGX will synthesize these small parallel libraries of Linear Elaborated Fragments, one library per "[...***...]", using the computationally selected fragments (i.e., for a fragment with [...***...] "[...***...]", [...***...] small libraries will be synthesized, [...***...] at each position - approximately [...***...] compounds per library).

- SGX will perform co-crystal structure determinations for selected Linear Elaborated Fragments.

-     Assays will be performed as described in 3.8 below.

3.6 MULTIPLY ELABORATED FRAGMENTS (EARLY LEADS)

- Based on the results from the characterization of Linear Elaborated Fragments, with the guidance of the JSC and/or Project Team, SGX will generate plans for the second stage of fragment hit elaboration (Multiply Elaborated Fragments). The effort will focus on elaboration of inhibitors targeting a [...***...] (unless the JSC elects to the contrary) and will involve multiple elaborations of [...***...] Fragments. Via the JSC, [...***...] of any potential overlap of [...***...].

- SGX will computationally select (using the AGILE process described above) combinations of active Linear Elaborated Fragments for [...***...] of [...***...] ([...***...]) to design small, focused combinatorial libraries, for which [...***...] or [...***...] are [...***...]
      (approximately [...***...] compounds per library).

- SGX will synthesize small combinatorial libraries using parallel synthesis.

- SGX will perform co-crystal structure determinations for selected Multiply Elaborated Fragments.

-     Assays will be performed as described in 3.8 below

- Depending on the results from these first Multiply Elaborated Libraries, it is anticipated that an additional round of elaboration/optimization will be performed (typically on [...***...] fragment scaffolds) to provide improved candidates for Early Lead Series.

3.7 OPTIMIZATION TO EARLY LEADS

- As determined by the JSC and/or Project Team, additional optimization will be undertaken in order to obtain an Early Lead Series meeting the target criteria in Exhibit B.


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-     Planswill be generated using a combination of structure based design and parallel synthesis, with additional consideration of properties and medicinal chemistry design to address any identified liabilities of the Early Lead Series. This effort may include [...***...] of smaller [...***...] with [...***...] and/or [...***...]. Design efforts will continue to draw on data from co-crystal structures of Elaborated
      Fragments.

- Via the JSC and/or Project Team, [...***...] of any potential overlap of [...***...].

- SGX will prepare the representative members of the Early Lead Series and provide [...***...] (up to [...***...]) to Roche. Note: prior to this point, SGX will typically provide [...***...] ([...***...] at [...***...]%
      [...***...]) to Roche for [...***...].

-     SGX will conduct a [...***...] search around Early Lead series.

- The JSC will review [...***...] and compounds/series will be nominated as Early Lead Series meeting the defined criteria described in Exhibit B.

3.8  ASSAY RESPONSIBILITIES AND PROGRAM SCREENING CASCADE

The Project Team will establish a [...***...] as a general guide for assay responsibilities of the parties. The cascade will take the following guidelines into account:

      - SGX will be responsible for [...***...] assays for compounds with [...***...].

      - Roche will be responsible for [...***...] assays at biochemical compound [...***...]. Turn around on [...***...] assays performed at Roche is expected to be [...***...] weeks after sample receipt. Roche may choose to perform [...***...] assays on compounds with [...***...], but shall have no obligation to do so.

      - Roche will perform [...***...] assays for compounds with biochemical compound [...***...] and [...***...] of [...***...]. Turn around on the [...***...] assays performed at Roche is expected within [...***...] from sample receipt. Roche may choose to perform [...***...] assays on compounds with > [...***...], but shall have no obligation to do so. [...***...]

      - Turnaround time on all other assays performed by Roche, in accordance with the Program Screening Cascade, is expected to be [...***...] from sample receipt.

3.9 COMPOUND SHIPMENT

SGX will use best efforts to schedule compound shipments on days that are compatible with Roche practices for compound acceptance and registration.

3.10  TRANSFER OF DATA AND INFORMATION

- SGX will transfer all reduced [...***...] ([...***...]) collected on [...***...] crystals and associated [...***...] ([...***...]) to Roche in electronic format. Transfer of [...***...] data will be timely to allow assessment of ongoing crystallographic effortS.

- All assay data generated by SGX or Roche will be shared with the other party in a format and within defined time to be determined by the JSC and/or Project Team.

- A mutually acceptable mechanism for electronic data sharing will be established (e.g. a shared drive) by the Project Team.


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RELATED LITERATURE

1.    [...***...]. [...***...]. [...***...].

2.    [...***...]. [...***...] et. al., [...***...] [...***...].

3.    [...***...]. [...***...].

4.    [...***...]. [...***...], et. al., [...***...].

5.    [...***...]. [...***...], et. al., [...***...], 32 pp.

6.    [...***...]. [...***...] et. al., [...***...].

7.    [...***...]. [...***...], et. al , [...***...].


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                          EXHIBIT B - COMPOUND CRITERIA

Definition: Early Lead Series

A prototypical [...***...] or [...***...] that demonstrate activity and selectivity in the relevant [...***...] and can form the basis a [...***...] effort. A lead series has a distinct [...***...] and provides a [...***...] that can form the basis for a [...***...] position.

1) EARLY LEAD SERIES CRITERIA

- Representative members of the [...***...] have been [...***...] and [...***...] and [...***...].

      -     [...***...] have been [...***...] and [...***...]

      -     [...***...] for [...***...] are [...***...]

- Representative members of the [...***...] the [...***...] in the [...***...] ([...***...]).

-     [...***...] demonstrates [...***...] in the [...***...] ([...***...])

      -     [...***...].

      - [...***...] toward [...***...] has been assessed with relevant [...***...].

-     [...***...] assessed (i.e. [...***...], [...***...], [...***...]).

-     [...***...] issues assessed, [...***...] is [...***...]

2) [...***...] (TESTING TO BE PERFORMED BY [...***...])

      - Specific criteria should be met for a representative set of [...***...] within the [...***...]; [...***...] is required to meet all the specified criteria.

      - [...***...] to have ability to revise certain criteria as the project progresses

      - [...***...] to have the ability to determine that the [...***...] has been met in certain circumstances where all criteria may not have been reached.

      1.    [...***...]; [...***...]

      2.    [...***...], [...***...] ([...***...])
            [...***...]
            [...***...] (to be [...***...] to [...***...] for [...***...])

      3.    [...***...], [...***...]
            [...***...]

      4.    [...***...] ([...***...]), [...***...]
            [...***...]


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      5.    [...***...] ([...***...]), [...***...] [...***...]

      6.    a) [...***...]; [...***...]% [...***...]
            [...***...]
or
            b) [...***...] ([...***...]) [...***...]

      7.    [...***...]
            [...***...], [...***...], [...***...], [...***...]

      8.    [...***...]
            [...***...] ([...***...])

      9.    [...***...]
            [...***...] ([...***...])

      10.   [...***...]

      11.   [...***...] with [...***...]

            [...***...]

      12.   [...***...]
            [...***...]


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PROPOSED TIMELINE

[...***...]


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